Exhibit 99.1

DREAMWORKS ANIMATION REPORTS FOURTH QUARTER AND YEAR-END 2012
FINANCIAL RESULTS
________________________________________________________________________

Glendale, California - February 26, 2013 - DreamWorks Animation SKG, Inc. (Nasdaq: DWA) today announced financial results for its fourth quarter ended December 31, 2012. In the quarter, the Company reported total revenue of $264.7 million and a net loss of $82.7 million, or $0.98 per share. For the twelve months ended December 31, 2012, the Company reported total revenue of $749.8 million and a net loss of $36.4 million, or $0.43 per share.

Impacting DreamWorks Animation's fourth quarter and full-year 2012 results is a charge of approximately $165 million, which includes a write-down of film costs for Rise of the Guardians in the amount of $87 million, charges totaling $54 million related to the Company's decision to return Me & My Shadow back to development, a write-off of a number of other development projects in the amount of $20 million and a charge of $4.6 million related to restructuring activities.

“While Rise of the Guardians did not achieve the level of box office success that we have come to expect from a DreamWorks Animation film, we have made several changes to our future slate that we believe will position us well for the next two years,” said Jeffrey Katzenberg, Chief Executive Officer of DreamWorks Animation. “We are now looking ahead to our next release - and our first under our new distribution agreement with Twentieth Century Fox - The Croods on March 22, 2013.”

Rise of the Guardians, which has grossed $302.3 million at the worldwide box office, contributed revenue of $6.1 million to the quarter.

Madagascar 3: Europe's Most Wanted, which has grossed $746.6 million at the worldwide box office, contributed revenue of $95.2 million to the quarter, primarily from home entertainment and international box office. The film reached an estimated 6.0 million net home entertainment units sold worldwide through the end of the fourth quarter, net of actual and estimated future returns.

Puss In Boots contributed $10.5 million of revenue to the quarter, primarily from pay television and home entertainment. The film reached an estimated 6.2 million home entertainment units sold worldwide through the end of the fourth quarter, net of actual and estimated future returns.

Kung Fu Panda 2 contributed $4.8 million of revenue to the quarter, primarily from home entertainment. The film reached an estimated 6.5 million home entertainment units sold worldwide through the end of the fourth quarter, net of actual and estimated future returns.

Library, which now includes Megamind, contributed approximately $63.4 million of revenue to the quarter. Other items, including holiday television specials and live theatrical properties, contributed approximately $53.1 million of revenue to the quarter. Classic Media contributed approximately $31.6 million of revenue to the quarter.

Costs of revenue for the quarter equaled $354 million. Selling, general and administrative expenses totaled $36.5 million, including approximately $3.1 million of stock-based compensation expense.

The Company's income tax benefit for the fourth quarter was $42.4 million. The Company's combined effective tax rate - the actual tax rate coupled with the effect of the Company's tax sharing agreement with a former stockholder - was approximately 34.3% for the fourth quarter.

The Company has $125 million remaining under its current share repurchase authorization.

The Company's full year 2013 results are expected to be driven primarily by the performance of The Croods, which is scheduled to be released on March 22, 2013 and Turbo, which is scheduled to be released on July 19, 2013.

Items related to the earnings press release for the fourth quarter of 2012 will be discussed in more detail on the Company's earnings conference call later today.

Conference Call Information
DreamWorks Animation will host a conference call and webcast to discuss the results on Tuesday, February 26, 2013, at 4:30 p.m. (ET). Investors can access the call by dialing (800) 230-1074 in the U.S. and (612) 234-9959 internationally and identifying “DreamWorks Animation Earnings” to the operator. The call will also be available via live webcast at www.dreamworksanimation.com.

A replay of the conference call will be available shortly after the call ends on Tuesday, February 26, 2013. To access the replay, dial (800) 475-6701 in the U.S. and (320) 365-3844 internationally and enter 279175 as the conference ID number. Both the earnings release and archived webcast will be available on the Company's website at www.dreamworksanimation.com.

About DreamWorks Animation
DreamWorks Animation creates high-quality entertainment, including CG animated feature films, television specials and series and live entertainment properties, meant for audiences around the world. The Company has world-class creative talent, a strong and experienced management team and advanced filmmaking technology and techniques. DreamWorks Animation has been named one of the “100 Best Companies to Work For” by FORTUNE® Magazine for five consecutive years. In 2013, DreamWorks Animation ranks #12 on the list. All of DreamWorks Animation's feature films are produced in 3D. The Company has theatrically released a total of 25 animated feature films, including the franchise properties of Shrek, Madagascar, Kung Fu Panda, How to Train Your Dragon and Puss In Boots.

Contact:
DreamWorks Animation Investor Relations
Shannon Olivas
(818) 695-3658
shannon.olivas@dreamworks.com

dwa-e

Caution Concerning Forward-Looking Statements
This document includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The Company's plans, prospects, strategies, proposals and our beliefs and expectations concerning performance of our current and future releases and anticipated talent, directors and storyline for our upcoming films and other projects, constitute forward-looking statements. These statements are based on current expectations, estimates, forecasts and projections about the industry in which we operate and management's beliefs and assumptions. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions which are difficult to predict. Actual results may vary materially from those expressed or implied by the statements herein due to changes in economic, business, competitive, technological and/or regulatory factors, and other risks and uncertainties affecting the operation of the business of DreamWorks Animation SKG, Inc. These risks and uncertainties include: audience acceptance of our films, our dependence on the success of a limited number of releases each year, the increasing cost of producing and marketing feature films, piracy of motion pictures, the effect of rapid technological change or alternative forms of entertainment and our need to protect our proprietary technology and enhance or develop new technology. In addition, due to the uncertainties and risks involved in the development and production of animated feature projects, the release dates for the projects described in this document may be delayed. For a further list and description of such risks and uncertainties, see the reports filed by us with the Securities and Exchange Commission, including our most recent annual report on Form 10-K and our most recent quarterly reports on Form 10-Q. DreamWorks Animation is under no obligation to, and expressly disclaims any obligation to, update or alter its forward-looking statements, whether as a result of new information, future events, changes in assumptions or otherwise.

DREAMWORKS ANIMATION SKG, INC.
CONSOLIDATED BALANCE SHEETS
(Unaudited)

	December 31,
	2012	2011
	(in thousands, except par value and share amounts)
Assets
Cash and cash equivalents	$59,246	$116,093
Trade accounts receivable, net of allowance for doubtful accounts	111,533	72,456
Income taxes receivable	—	3,960
Receivable from Paramount, net of allowance for doubtful accounts	263,754	214,647
Film and other inventory costs, net	820,482	882,646
Prepaid expenses	18,593	20,842
Other assets	24,651	13,023
Property, plant and equipment, net of accumulated depreciation and amortization	188,986	172,511
Deferred taxes, net	238,007	248,519
Intangible assets, net of accumulated amortization	148,234	—
Goodwill	71,406	34,216
Total assets	$1,944,892	$1,778,913
Liabilities and Equity
Liabilities:
Accounts payable	$6,611	$3,283
Accrued liabilities	123,886	105,505
Payable to former stockholder	277,632	294,397
Deferred revenue and other advances	25,517	19,032
Revolving credit facility	165,000	—
Total liabilities	598,646	422,217
Commitments and contingencies
Equity:
DreamWorks Animation SKG, Inc. Stockholders' Equity:
Class A common stock, par value $0.01 per share, 350,000,000 shares authorized, 102,687,323 and 98,333,454 shares issued, as of December 31, 2012 and 2011, respectively	1,027	983
Class B common stock, par value $0.01 per share, 150,000,000 shares authorized, 7,838,731 and 10,838,731 shares issued and outstanding, as of December 31, 2012 and 2011, respectively	78	108
Additional paid-in capital	1,057,452	1,023,405
Accumulated other comprehensive income (loss)	313	(1,041)
Retained earnings	1,017,314	1,053,736
Less: Class A Treasury common stock, at cost, 25,661,817 and 25,139,548 shares, as of December 31, 2012 and 2011, respectively	(730,568)	(720,495)
Total DreamWorks Animation SKG, Inc. stockholders' equity	1,345,616	1,356,696
Non-controlling interests	630	—
Total equity	1,346,246	1,356,696
Total liabilities and equity	$1,944,892	$1,778,913

DREAMWORKS ANIMATION SKG, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2012	2011	2012	2011
	(in thousands, except per share amounts)
Revenues	$264,657	$218,969	$749,842	$706,023
Costs of revenues	353,964	159,443	678,672	480,747
Gross (loss) profit	(89,307)	59,526	71,170	225,276
Product development	1,159	1,716	4,891	2,864
Selling, general and administrative expenses	36,464	26,021	131,242	112,554
Operating (loss) income	(126,930)	31,789	(64,963)	109,858
Interest (expense) income, net	(616)	240	481	643
Other income, net	1,607	1,757	8,280	7,150
Decrease in income tax benefit payable to former stockholder	804	203	2,565	5,522
(Loss) income before income taxes	(125,135)	33,989	(53,637)	123,173
(Benefit) provision for income taxes	(42,427)	9,709	(17,215)	36,372
Net (loss) income	$(82,708)	$24,280	$(36,422)	$86,801
Basic net (loss) income per share	$(0.98)	$0.29	$(0.43)	$1.04
Diluted net (loss) income per share	$(0.98)	$0.29	$(0.43)	$1.02
Shares used in computing net (loss) income per share
Basic	84,596	83,751	84,228	83,667
Diluted	84,596	84,761	84,228	84,772

DREAMWORKS ANIMATION SKG, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Year Ended December 31,
	2012	2011
	(in thousands)
Operating activities
Net (loss) income	$(36,422)	$86,801
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Amortization and write-off of film and other inventory costs	567,936	388,169
Amortization of intangible assets	2,189	—
Stock-based compensation expense	17,044	28,301
Provision for doubtful accounts and returns reserve	13,915	988
Amortization of deferred financing costs	651	288
Depreciation and amortization	4,158	3,304
Revenue earned against deferred revenue and other advances	(74,197)	(85,855)
Deferred taxes, net	(18,408)	44,749
Changes in operating assets and liabilities, net of the effects of the acquisition of Classic Media:
Trade accounts receivable	(28,502)	(26,360)
Receivable from Paramount	(49,020)	26,994
Film and other inventory costs	(449,974)	(454,704)
Prepaid expenses and other assets	(3,305)	(2,165)
Accounts payable and accrued liabilities	5,647	(38,724)
Payable to former stockholder	(16,765)	(35,192)
Income taxes payable/receivable, net	111	(4,356)
Deferred revenue and other advances	93,339	101,264
Net cash provided by operating activities	28,397	33,502
Investing activities
Purchases of non-marketable securities	(150)	—
Investment in unconsolidated affiliates	(3,000)	(5,000)
Purchase of character rights	(11,900)	—
Purchases of property, plant and equipment	(61,584)	(43,239)
Purchase of Classic Media, net of cash acquired	(157,550)	—
Net cash used in investing activities	(234,184)	(48,239)
Financing activities
Receipts from exercise of stock options	—	8
Excess tax benefits from employee equity awards	863	103
Deferred financing costs	(5,297)	(338)
Purchase of treasury stock	(10,035)	(32,171)
Borrowings from revolving credit facility	200,000	—
Repayments of borrowings under revolving credit facility	(35,000)	—
Net cash provided by (used) in financing activities	150,531	(32,398)
Effect of exchange rate changes on cash and cash equivalents	(1,591)	(591)
Decrease in cash and cash equivalents	(56,847)	(47,726)
Cash and cash equivalents at beginning of year	116,093	163,819
Cash and cash equivalents at end of year	$59,246	$116,093
Non-cash investing activities:
Intellectual property license to unconsolidated affiliate	$1,780	$—
Supplemental disclosure of cash flow information:
Cash refunded during the year for income taxes, net	$(27)	$(3,597)
Cash paid during the year for interest, net of amounts capitalized	$7,343	$679